EXHIBIT 99.1

Kaival Brands Reports Fiscal 2023 First Quarter Financial Results

Company significantly bolsters distribution following agreements with national brokers

GRANT-VALKARIA, Fla., March 17, 2023 /Globenewswire/ -- Kaival Brands Innovations Group, Inc. (NASDAQ: KAVL) (“Kaival Brands,” the “Company” or “we,” “our” or similar terms), the exclusive distributor of all products manufactured by Bidi Vapor, LLC (“Bidi Vapor”), including the BIDI® Stick electronic nicotine delivery system (ENDS), which are intended for adults 21 and over, today announced its financial results for the fiscal 2023 first quarter ended January 31, 2023.

Recent Business During and Subsequent to the Fiscal First Quarter 2023

•	On March 9, 2023, the Company announced it had signed an agreement with a prominent national broker, increasing distribution by upwards of 40,000 retail stores.

•	On March 7, 2023, the Company announced it entered into new retail distribution agreements representing potential new distribution to approximately 13,500 locations, with an immediate activation in 700 locations, with 1,500 more within 90 days.

•	On December 7, 2022, Kaival Marketing Services (“KMS”), the third-party vendor responsible for executing Kaival Brands’ marketing and sales strategies, hired Dean Simmons, a former Vice President of Sales of Swisher International, in preparation for an expected resurgence of revenue growth following a pivotal legal victory for Bidi Vapor on August 23, 2022.

•	On November 15, 2022, the Company announced it had reached a three-year extension agreement with QuikfillRx, LLC, the third-party vendor responsible for executing Kaival Brands’ marketing and sales strategies. The three-year extension with KMS was executed in preparation to support the anticipated improved sales volumes arising from this decision and the increase of BIDI® Stick sales and marketing activities.

Eric Mosser, President and Chief Operating Officer of Kaival Brands, stated, “With our two recent distribution announcements, totaling up to 53,500 doors, we are looking forward to expanding our national footprint. Despite a slight decrease in revenues versus the comparable quarter last year and our fiscal fourth quarter, primarily due to an unusually large amounts of credits, discounts, and rebates to customers, which we do not expect to continue, we are continuing to focus on broadening distribution channels and driving revenue, all with the goal of materially expanding our business and increasing shareholder value.”

Financial Results for Fiscal First Quarter 2023

Revenues: Revenues for the first quarter of fiscal year 2023 were approximately $2.5 million, compared to approximately $2.8 million in the same period of the prior fiscal year. Revenues decreased in the first quarter of 2023, primarily due to credits/discounts/rebates issued to customers. We do not anticipate this trend to continue as renewed distribution ramps up and sales of non-tobacco flavored BIDI® Sticks increase, and even more so now that FDA’s previous Marketing Denial Order (or MDO) issued to the non-tobacco flavored BIDI® Sticks was vacated in August 2022, which allows us to continue marketing and selling BIDI® Sticks, subject to the FDA’s enforcement discretion.

Cost of Revenue, Net, and Gross Profit (Loss): Gross profit in the first quarter of fiscal year 2023 was approximately $0.5 million, or approximately 21.4% of revenues, net, compared to approximately a ($0.7) million gross loss or approximately (24.3%), of revenues, net, for the first quarter of fiscal year 2022. Total cost of revenue, net was approximately $2.0 million, or approximately 78.6% of revenue, net for the first quarter of fiscal year 2023, compared to approximately $3.5 million, or approximately 124.3% of revenue, net for the first quarter of fiscal year 2022. The increase in gross profit is primarily driven by the improvement in overall unit pricing, being offset by the credits/discounts/rebates issued to customers, totaling approximately $0.7 million, during the first quarter of fiscal year 2023.

Operating Expenses: Total operating expenses were approximately $3.5 million for the first quarter of fiscal year 2023, compared to approximately $2.1 million for the first quarter of fiscal year 2022. For the first quarter of fiscal year 2023, operating expenses consisted primarily of advertising and promotion fees of approximately $0.6 million, non-cash stock option expense of approximately $1.4 million, professional fees of approximately $0.6 million, and all other general and administrative expenses of approximately $0.9 million. General and administrative expenses in the first quarter of fiscal year 2023 consisted primarily of salaries and wages, stock option expense, insurance, lease expense, project expenses, banking fees, business fees and state and franchise taxes. For the first quarter of fiscal year 2022, operating expenses were approximately $2.1 million, consisting primarily of advertising and promotion fees of approximately $0.6 million, stock option expense of approximately $0.3 million, professional fees totaling approximately $0.5 million, and all other general and administrative expenses of approximately $0.7 million. General and administrative expenses consisted primarily of salaries and wages, insurance, banking fees, business fees, and other service fees. We expect future operating expenses to increase while we increase the footprint of our business and seek to generate increased sales growth.

Net Loss: As a result of the items noted above, the net loss for the first quarter of fiscal year 2023 was approximately $3.0 million, or $0.05 basic and diluted net loss per share, compared to a net loss of approximately $2.8 million, or $0.09 basic and diluted net loss per share, for the first quarter of fiscal year 2022. The increase in the net loss for the first quarter of fiscal year 2023, as compared to the first quarter of fiscal year 2022, is primarily attributable to the decrease revenues and increase in customer credits/discounts/rebates, as noted above.

Cash Position: As of January 31, 2023, we had working capital of approximately $6.6 million and total cash of approximately $3.8 million.

Additional information regarding the Company’s results of operations for the first quarter ended January 31, 2023 will be available in the Company’s Quarterly Report on Form 10-Q for such reporting period, which report will be filed with the Securities and Exchange Commission.

ABOUT KAIVAL BRANDS

Based in Grant-Valkaria, Florida, Kaival Brands is a company focused on incubating innovative and profitable products into mature and dominant brands, with a current focus on the distribution of electronic nicotine delivery systems (ENDS) also known as “e-cigarettes”. Our business plan is to seek to diversify into distributing other nicotine and non-nicotine delivery system products (including those related to hemp-derived cannabidiol (known as CBD) products. Kaival Brands and Philip Morris Products S.A. (via sublicense from Kaival Brands) are the exclusive global distributors of all products manufactured by Bidi Vapor.

Learn more about Kaival Brands at https://ir.kaivalbrands.com/overview/default.aspx.

ABOUT BIDI VAPOR

Based in Melbourne, Florida, Bidi Vapor maintains a commitment to responsible, adult-focused marketing, supporting age-verification standards and sustainability through its BIDI® Cares recycling program. Bidi Vapor’s premier device, the BIDI® Stick, is a premium product made with high-quality components, a UL-certified battery and technology designed to deliver a consistent vaping experience for adult smokers 21 and over. Bidi Vapor is also adamant about strict compliance with all federal, state and local guidelines and regulations. At Bidi Vapor, innovation is key to its mission, with the BIDI® Stick promoting environmental sustainability, while providing a unique vaping experience to adult smokers.

Nirajkumar Patel, the Company’s Chief Science and Regulatory Officer and director, owns and controls Bidi Vapor. As a result, Bidi Vapor is considered a related party of the Company.

For more information, visit www.bidivapor.com.

Cautionary Note Regarding Forward-Looking Statements

This press release and the statements of the Company’s management and partners included herein and related to the subject matter herein includes statements that constitute “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended), which are statements other than historical facts. You can identify forward-looking statements by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “should,” “strategy,” “target,” “will,” and similar words. All forward-looking statements speak only as of the date of this press release. Although we believe that the plans, intentions, and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions, or expectations will be achieved. Therefore, actual outcomes and results (including, without limitation, the results of the Company’s sales and marketing efforts as described herein and the impact of such efforts on the Company’s results of operations) could materially and adversely differ from what is expressed, implied, or forecasted in such statements. Our business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect results, and are often beyond our control. Factors that could cause or contribute to such differences include, but are not limited to: (i) future actions by the FDA in response to the 11th Circuit Court’s decision that could impact our business and prospects, (ii) the outcome of FDA’s scientific review of Bidi Vapor’s pending FDA Premarket Tobacco Product Applications, (iii) the results of international marketing and sales efforts by Philip Morris International, the Company’s international distribution partner, (iv) how quickly domestic and international markets adopt our products, (v) the scope of future FDA enforcement of regulations in the ENDS industry, (vi) the FDA’s approach to the regulation of synthetic nicotine and its impact on our business, (vii) potential federal and state flavor bans and other restrictions on ENDS products, (viii) the duration and scope of the COVID-19 pandemic and impact on the demand for the products we distribute, (ix) general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth, (x) the effects of steps that we could take to reduce operating costs, (xi) our inability to generate and sustain profitable sales growth, including sales growth in U.S. and international markets, (xii) circumstances or developments that may make us unable to implement or realize anticipated benefits, or that may increase the costs, of our current and planned business initiatives, (xiii) significant changes in our relationships with our distributors or sub-distributors and (xiv) other factors detailed by us in our public filings with the Securities and Exchange Commission, including the disclosures under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended October 31, 2022, filed with the Securities and Exchange Commission on January 27, 2023 and accessible at www.sec.gov. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Except as required under the federal securities laws and the Securities and Exchange Commission’s rules and regulations, we do not have any intention or obligation to update any forward-looking statements publicly, whether as a result of new information, future events, or otherwise.

Investor Relations:

Stephen Sheriff, Director of Communications and Administration

Ir.kaivalbrands.com

investors@kaivalbrands.com